Exhibit 10.1

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

CONSENT AND FIRST AMENDMENT TO LOAN Documents

This Consent and First Amendment to Loan Documents (this “Amendment”) is entered into as of November 6, 2026 (the “First Amendment Effective Date”), by and among AVENUE CAPITAL MANAGEMENT II, L.P., a Delaware limited partnership (“Agent”), AVENUE VENTURE OPPORTUNITIES FUND II, L.P., a Delaware limited partnership (“Avenue 2”; together with each other lender from time to time party hereto, each “Lender” and, collectively, “Lenders”), and SPRUCE BIOSCIENCES, INC., a Delaware corporation (“Borrower”).

RECITALS

Agent, Lenders and Borrower are parties to that certain Loan and Security Agreement dated as of January 7, 2026 (as amended from time to time, the “Agreement”) and that certain Supplement to Loan and Security Agreement dated as of January 7, 2026 (as amended from time to time, the “Supplement”, and together with the Agreement, collectively, the “Loan Documents”). The parties desire to amend the Agreement and the Supplement in accordance with the terms of this Amendment.

NOW, THEREFORE, the parties agree as follows:

1.
CONSENT. Borrower has notified the Lenders and Agent that Borrower intends to: (a)(i) contribute its product candidate SPR202 (now known as CRHX-101) and the other “Contributed Assets” (as defined in that certain First Amendment Distribution Agreement, dated as of the First Amendment Effective Date (as each are defined below)), by and between Borrower and Adrenyx (as defined below), a newly formed, wholly-owned Delaware subsidiary of Borrower, and transfer all liabilities to the extent arising out of or relating to product candidate SPR202, to Adrenyx in accordance with the terms of the First Amendment Distribution Agreement, and (ii) enter into the Ancillary Agreements (as defined in the First Amendment Distribution Agreement) and consummate the transactions contemplated thereby (collectively, the “First Amendment Contribution”); and (b) following the First Amendment Contribution, and upon written notice to Agent, distribute one hundred percent (100%) of the outstanding equity that Borrower holds in Adrenyx to Borrower’s stockholders on a pro rata basis (the “First Amendment Distribution”). Notwithstanding anything anywhere in the Loan Documents or any other document to the contrary, Agent and Lenders hereby consent to the execution, delivery and performance by Borrower of the First Amendment Distribution Agreement, and the transactions contemplated thereby, including, without limitation, the First Amendment Contribution and First Amendment Distribution. Borrower hereby acknowledges that the consent provided by Agent and Lenders herein shall apply only to the transactions set forth in this Section, and the terms of the Loan Documents otherwise remain unchanged, except to the extent amended, modified or supplemented by the terms of this Amendment.
2.
AMENDMENT.
2.1
The following defined terms and their respective definitions in Part 1 of the Supplement are hereby either amended and restated in their entirety or added in the appropriate alphabetical order to read as follows:

“Commitment” means, subject to the terms and conditions set forth in the Loan and Security Agreement and this Supplement, the commitment of Lenders to make Growth Capital Loans to Borrower up to an aggregate original principal amount of Fifteen Million Dollars ($15,000,000) (“Tranche 1”) within 5 Business Days after the Closing Date, and up to Fifteen Million Dollars ($15,000,000) to be funded between January 1, 2027 and March 31, 2027, subject to the conditions in Section 1(a)(i) of Part 2 (“Tranche 2”). Upon the mutual agreement of Lenders and Borrower, Lenders may make additional Growth Capital Loans to Borrower of (a) up to Fifteen Million Dollars ($15,000,000) to be funded between July 1, 2027 and December 31, 2027 (the “Discretionary Tranche 3”), subject to (i) the conditions set forth in this definition, and (ii) the conditions in Section 1(a)(ii) of Part 2, and (b) up to an additional Ten Million Dollars ($10,000,000) (the “Discretionary Tranche 4”) to be funded between October 1, 2027 and June 30, 2028, subject to the conditions in Section 1(a)(iii) of Part 2, in each case, as Borrower and Lenders may mutually agree, and subject to approval from Lenders’ Investment Committees in their sole discretion; provided that, as of the Closing Date, neither Discretionary Tranche 3 nor Discretionary Tranche 4 shall be considered, and is not, committed hereunder by any Lender, and, provided, further, that there shall be no fees associated with the Discretionary Tranche 4 until any Growth Capital Loans to be made under such tranche are committed by Lenders. Notwithstanding anything to the contrary contained herein, any draw down under Tranche 2 in excess of Ten Million Dollars ($10,000,000), as permitted subject to the terms and conditions set forth in the definition of “Tranche 2 Availability Milestone”, shall reduce the amount available under Discretionary Tranche 3 on a dollar-for-dollar basis such that the total aggregate amount available under Tranche 2 and Discretionary Tranche 3 shall not exceed Twenty-Five Million Dollars ($25,000,000).

“Discretionary Tranche 3 Availability Milestone” means that, on or before the applicable Termination Date, (a) the FDA has granted approval of the BLA for TA-ERT for commercial distribution in the United States, as evidenced by the FDA’s issuance to the Borrower of a written approval letter (including an electronic notification) approving such BLA pursuant to Section 351(a) of the Public Health Service Act (42 U.S.C. § 262(a)) and 21 C.F.R. Part 601 or any successor statute or regulation, all based upon written evidence thereof provided to, and in form and content reasonably acceptable to, and reviewed and approved by Agent in its reasonable discretion, and (b) each Lender shall have received investment committee approval to fund its pro rata share of Discretionary Tranche 3; provided, however, Discretionary Tranche 3 shall not be made available if on the date of the occurrence of the Discretionary Tranche 3 Availability Milestone an Event of Default has occurred and is continuing.

“Discretionary Tranche 4 Availability Milestone” means [***].

“Interest-only Milestone 2” means [***].

“Interest-only Period” means the period commencing on the Closing Date and continuing until the fourteen (14) month anniversary of the Closing Date; provided, however, that such period shall be extended for seven (7) months if as of the last day of the Interest-only Period then in effect Borrower has achieved Interest-only Milestone 1; provided, further, that such period shall be extended for an additional twelve (12) months if as of the last day of the Interest-only Period then in effect Borrower has achieved Interest-only Milestone 2; provided, further, however, that the Interest-only Period shall not exceed thirty-three (33) months; and provided, further, however, that no extension of the Interest-only Period shall be available if as of the last day of the Interest-only Period then in effect an Event of Default shall have occurred and be continuing.

“Termination Date” means the earlier of: (i) the date Lender may terminate making Growth Capital Loans or extending other credit pursuant to the rights of Lender under Article 7 of the Loan and Security Agreement; (ii) with respect to Tranche 2, the earlier of (A) March 31, 2027 and (B) the date that is fifteen (15) days after the date which Borrower has achieved the condition set forth in clause (b) of the definition of “Tranche 2 Availability Milestone”; (iii) with respect to Discretionary Tranche 3, December 31, 2027; and (iv) with respect to Discretionary Tranche 4, June 30, 2028.

“Tranche 2 Availability Milestone” means [***].

2.2
The following definition in Part 1 of the Supplement is hereby deleted in its entirety: “Tranche 3 Availability Milestone”.
2.3
Section 1(a) of Part 2 of the Supplement hereby is amended and restated in its entirety to read as follows:

“1. (a) Additional Condition(s) Precedent Regarding Growth Capital Loan Commitments. In addition to the satisfaction of all of the other applicable conditions precedent specified in

Sections 4.1 and 4.2 of the Loan and Security Agreement and this Supplement, each Lender’s obligation to fund its pro rata share of Tranche 2 and, if applicable, Discretionary Tranche 3 and Discretionary Tranche 4, of Growth Capital Loans is subject to receipt by Agent of evidence that the following conditions precedent have been satisfied, as determined by Agent in its reasonable discretion:

(i) Tranche 2. Borrower has achieved the Tranche 2 Availability Milestone.

(ii) Discretionary Tranche 3. Borrower has achieved the Discretionary Tranche 3 Availability Milestone (including, for the avoidance of doubt, that each Lender shall have received investment committee approval to fund its pro rata share of Discretionary Tranche 3).

(iii) Discretionary Tranche 4. Borrower has achieved the Discretionary Tranche 4 Availability Milestone (including, for the avoidance of doubt, that each Lender shall have received investment committee approval to fund its pro rata share of Discretionary Tranche 4).

Subject to satisfaction of the conditions precedent specified in Sections 4.1 and 4.2 of the Loan and Security Agreement and this Supplement, each Lender agrees to make Growth Capital Loans to Borrower under Lender’s Commitment from time to time from and after the Closing Date up to and including the Termination Date in an aggregate, original principal amount up to, but not exceeding, the then-unfunded portion of such Lender’s Commitment.”

2.4
The following defined terms and their respective definitions in the Agreement are hereby either amended and restated in their entirety or added in the appropriate alphabetical order to read as follows:

“Adrenyx” means Adrenyx Biosciences, Inc., a Delaware corporation.

“Adrenyx Assets” means all right, title and interest in product candidate SPR202, the other “Contributed Assets” (as defined in the First Amendment Distribution Agreement) and the equity interests of Adrenyx.

“Collateral” means all of Borrower’s right, title and interest in and to the following property, whether now owned or hereafter acquired and wherever located: (a) all Receivables; (b) all Equipment; (c) all Fixtures; (d) all General Intangibles; (e) all Inventory; (f) all Investment Property; (g) all Deposit Accounts; (h) all Shares; (i) all other Goods and personal property of Borrower, whether tangible or intangible and whether now or hereafter owned or existing, leased, consigned by or to, or acquired by, Borrower and wherever located; (j) all Records; and (k) all Proceeds of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of each of the foregoing.

Notwithstanding the foregoing the term “Collateral” shall not include: (i) more than sixty-five percent (65%) of the issued and outstanding capital stock, membership units or other securities entitled to vote owned or held of record by Borrower in any Subsidiary that is a controlled foreign corporation (as defined in the Internal Revenue Code), provided that the Collateral shall include one hundred percent (100%) of the issued and outstanding non-voting capital stock of such Subsidiary; (ii) “intent-to-use” trademarks at all times prior to the first use thereof, whether by the actual use thereof in commerce, the recording of a statement of use with the United States Patent and Trademark Office or otherwise, but only to the extent the granting of a security interest in such “intent to use” trademarks would be contrary to applicable law; (iii) any contract, Instrument or Chattel Paper in which Borrower has any right, title or interest if and to the extent such contract, Instrument or Chattel Paper includes a provision containing a restriction on assignment such that the creation of a security interest in the right, title or interest of Borrower therein would be prohibited and would, in and of itself, cause or result in a default thereunder enabling another person party to such contract, Instrument or Chattel Paper to enforce any remedy with respect thereto; provided, however, that the foregoing exclusion shall not apply if (A) such prohibition has been waived or such other person has otherwise consented to the creation hereunder of a security interest in such contract, Instrument or Chattel Paper, or (B) such prohibition would be rendered ineffective pursuant to Sections 9-407(a) or 9-408(a) of the UCC, as applicable and as then in effect in any relevant jurisdiction, or any other applicable law (including the Bankruptcy Code or principles of equity); provided, further, that immediately upon the ineffectiveness, lapse or termination of any such provision, the term “Collateral” shall include, and Borrower shall be deemed to have granted a security interest in, all its rights, title and interests in and to such contract, Instrument or Chattel Paper as if such provision had never been in effect; and provided further that the foregoing exclusion shall in no way be construed so as to limit, impair or otherwise affect Agent’s unconditional continuing security interest in and to all rights, title and interests of Borrower in or to any payment obligations or other rights to receive monies due or to become due under any such contract, Instrument or Chattel Paper and in any such monies and other proceeds of such contract, Instrument or Chattel Paper, (iv) Deposit Accounts holding cash collateral covered by a Permitted Lien pursuant to clause (p) of the definition of Permitted Liens, or (v) the Adrenyx Assets.

“First Amendment Distribution Agreement” means that certain Separation and Distribution Agreement dated as of the First Amendment Effective Date by and between Borrower and Adrenyx whereby Borrower transfers to Adrenyx all of its right, title and interest in and to the Adrenyx Assets and any and all liabilities to the extent arising out of or relating thereto.

3.
Agent hereby releases, discharges, cancels and terminates its security interest in and continuing Lien on the Adrenyx Assets, and re-assigns, re-transfers and re-conveys to Borrower any and all right, title or interest Agent may have in and to the Adrenyx Assets. At Borrower’s request and sole expense, Agent and Lenders further agree to execute and deliver any other documents necessary to evidence or effectuate the foregoing release and termination. After consummation of the First Amendment Contribution, Adrenyx shall not be required to join the Loan Agreement or other Loan Documents as a co-borrower or guarantor and shall not be subject to any of the covenants or other terms therein.
4.
No course of dealing on the part of Agent or any Lender, nor any failure or delay in the exercise of any right by Agent or any Lender, shall operate as a waiver thereof, and any single or partial exercise of any such right shall not preclude any later exercise of any such right. Agent or any Lender’s failure at any time to require strict performance by Borrower of any provision shall not affect any right of Agent or any Lender thereafter to demand strict compliance and performance. Any suspension or waiver of a right must be in writing signed by an officer of Agent or Lender.
5.
Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Loan Documents (as defined in the Agreement). The Loan Documents, as amended hereby, shall be and remain in full force and effect in accordance with their respective terms and hereby are ratified and confirmed in all respects. Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Agent or any Lender under the Loan Documents, as in effect prior to the date hereof.
6.
Borrower represents and warrants that:
6.1
Immediately upon giving effect to this Amendment (i) the representations and warranties contained in the Agreement are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct in all material respects as of such date), and (ii) no Event of Default has occurred and is continuing.
6.2
Borrower has the organizational power and authority to execute and deliver this Amendment and to perform its obligations under the Agreement, as amended hereby.
6.3
This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

7.
As a condition to the effectiveness of this Amendment, Agent shall have received, in form and substance reasonably satisfactory to Agent, the following:
(a)
this Amendment, duly executed by Borrower;
(b)
a UCC-3 Financing Statement Amendment, which shall exclude the Adrenyx Assets from the Collateral;
(c)
(i) a certified copy of the resolutions of the Board of Directors (or equivalent governing body) of Borrower authorizing the execution, delivery and performance by Borrower of this Amendment and (ii) a certificate of the secretary (or other senior officer) of Borrower certifying the names of the officer or officers of Borrower authorized to sign this Amendment, together with a sample of the true signature of each such officer;
(d)
copies of the organizational and charter documents of Adrenyx (e.g., Certificate of Incorporation and Bylaws);
(e)
a fully executed copy of the First Amendment to Warrant in favor of each Lender, together with a pro forma summary capitalization table;
(f)
a fully executed copy of that certain Warrant to Purchase Shares of Common Stock of Adrenyx, in form and in substance satisfactory to Agent, in favor of each Lender, together with a pro forma summary capitalization table;
(g)
the duly executed First Amendment Distribution Agreement, together with all related schedules and exhibits thereto and all other material documents and deliverables related thereto, including all Ancillary Agreements (as defined in the First Amendment Distribution Agreement);
(h)
all reasonable Lender expenses incurred through the date of this Amendment; and
(i)
such other documents, and completion of such other matters, as Agent may reasonably deem necessary or appropriate.
8.
This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

BORROWER:

SPRUCE BIOSCIENCES, INC.

By: /s/ Samir Gharib______

Name: Samir Gharib

Title: President and Chief Financial Officer

AGENT:

AVENUE CAPITAL MANAGEMENT II, L.P.

By: Avenue Capital Management II GenPar, LLC

Its: General Partner

By: /s/ Sonia Gardner

Name: Sonia Gardner

Title: Member

LENDER:

AVENUE VENTURE OPPORTUNITIES FUND II, L.P.

By: Avenue Venture Opportunities Partners II, LLC

Its: General Partner

By: /s/ Sonia Gardner

Name: Sonia Gardner

Title: Authorized Signatory

[Signature Page to Consent and First Amendment to Loan Documents]